Exhibit (a)(3)(j)

SCHEDULE A

Series of the Trust

Janus Henderson AAA CLO ETF

Janus Henderson B-BBB CLO ETF

Janus Henderson International Sustainable Equity ETF

Janus Henderson Mortgage-Backed Securities ETF

Janus Henderson Net Zero Transition Resources ETF

Janus Henderson Securitized Income ETF

Janus Henderson Short Duration Income ETF

Janus Henderson Small Cap Growth Alpha ETF

Janus Henderson Small/Mid Cap Growth Alpha ETF

Janus Henderson Sustainable & Impact Core Bond ETF

Janus Henderson Sustainable Corporate Bond ETF

Janus Henderson U.S. Real Estate ETF

Janus Henderson U.S. Sustainable Equity ETF

July 18, 2023